Exhibit 99.1

Where Food Comes From, Inc. Reports 2024 Fourth Quarter and Full Year Financial Results

Fourth Quarter Highlights – 2024 vs. 2023

●	Verification and certification revenue: $5.4M vs. $5.5M
●	Product sales: $922,000 vs. $871,000
●	Total revenue flat at $6.7M
●	Net income: $961,000 vs. $776,000
●	Diluted EPS: $0.18 vs. $0.14
●	Stock buybacks: 57,018 shares

Full Year Highlights – 2024 vs. 2023

●	Verification and certification revenue: $20.6M vs. $19.4M
●	Product sales: $3.8M vs. $4.0
●	Total revenue: $25.7M vs. $25.1M
●	Net income: $2.1M vs. $2.2M
●	Diluted EPS: $0.40 vs. $0.39
●	Cash generated from operations: $2.7M vs. $2.8M
●	Cash & cash equivalents: $2.0 million vs. $2.6 million at 2023 year-end
●	Stock buybacks and private repurchases: 273,057 shares
●	Total buybacks since plan inception plus private purchases: 1,191,636 shares at purchase price of $13.0 million, or approximately $10.92 per share
●	Total value returned to stockholders via buybacks, private purchases and a special dividend over past 21 quarters: $13.9M

CASTLE ROCK, Colo., Feb. 20, 2025 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its fourth quarter and full year ended December 31, 2024.

“In spite of cyclical herd contraction that significantly impacted our beef business throughout the year, we grew revenue by 2% to $25.7 million in 2024 and delivered solid net income of $2.1 million, or $0.40 per share,” said John Saunders, chairman and CEO. “Lower volumes for beef source and age verifications and related hardware sales were more than offset by growth of our CARE Certified and Upcycled programs and growing demand for other verification services in the areas of poultry, organic, dairy, and CPG. Our gross margins remained stable year over year, but profitability was impacted by a $530,000 increase in SG&A to support stepped-up marketing initiatives, retain key personnel and add technical talent to continue enhancing our technology platform, and expand our verification portfolio. Net income also benefitted from a $345,000 gain in fair market value of our $178,000 investment in bitcoin. Our average purchase price was $25,400 per unit compared to the December 31, 2024, closing price of $93,400.

“In 2024 we continued to return value to shareholders, taking another 273,057 shares out of the float through buybacks and private purchases at a cost of $3.3 million,” Saunders added. “Since we began our stock buyback program in the fourth quarter of 2019, we have returned $13.9 million in value to shareholders through a combination of buybacks, private purchases and a special dividend. During that time, we reduced the float by approximately 1.2 million shares, with 73% of that total coming over the last three years. We expect to continue taking advantage of solid cash flows to further reduce our float, while at the same time invest in new programs and services designed to strengthen our beef business and accelerate the growth of other service offerings.”

Fourth Quarter Results – 2024 vs. 2023

Total revenue in the fourth quarter ended December 31, 2024, was flat at $6.7 million.

●	Verification and certification services revenue was down 2% at $5.4 million vs. $5.5 million.
●	Product revenue increased 6% to $922,000 from $871,000.
●	Professional services revenue was $360,000 vs. $391,000.

Gross profit in the fourth quarter declined 7% to $2.8 million from $3.0 million.

Selling, general and administrative expense decreased slightly to $2.0 million from $2.1 million.

Net income increased to $961,000, or $0.18 per diluted share, from $776,000, or $0.14 per diluted share, due to a $345,000 gain in the fair market value of bitcoin holdings.

The Company bought back 57,018 shares of its common stock in the fourth quarter.

Full Year Results – 2024 vs. 2023

Total revenue for the full year increased 2% to $25.7 million from $25.1 million in the same period last year.

●	Verification and certification services were up 6% to $20.6 million from $19.4 million.
●	Product revenue decreased 5% to $3.8 million from $4.0 million.
●	Professional services revenue was down 19% to $1.4 million from $1.7 million.

Gross profit for the full year was up slightly to $10.6 million from $10.5 million.

SG&A expense increased to $8.4 million from $7.8 million due primarily to higher marketing, personnel and travel expenses.

Net income for the year was down slightly at $2.1 million, or $0.40 per diluted share, vs. net income of $2.2 million, or $0.39 per diluted share, in 2023.

The Company generated $2.7 million in cash from operations in 2024 vs. $2.8 million in 2024.

For the full year, including stock buybacks and private transactions, the Company repurchased a total of 273,057 shares of its stock for $3,269,755, or $11.97 per share.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13751753

Phone replay:

A telephone replay of the conference call will be available through March 6, 2025, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13751753

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic, and Postelsia units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, expectations to continue buying back stock, enhance our technology platform, expand our services, strengthen the beef business and accelerate growth, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2024 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Income

	Three months ended December 31,		Year ended December 31,
(Amounts in thousands, except per share amounts)	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues:
Verification and certification service revenue	$5,380	$5,469	$20,552	$19,413
Product sales	922	871	3,803	4,001
Professional services	360	391	1,391	1,721
Total revenues	6,662	6,731	25,746	25,135
Costs of revenues:
Costs of verification and certification services	3,018	2,931	11,849	10,986
Costs of products	569	468	2,313	2,272
Costs of professional services	274	325	1,022	1,355
Total costs of revenues	3,861	3,724	15,184	14,613
Gross profit	2,801	3,007	10,562	10,522
Selling, general and administrative expenses	2,046	2,084	8,355	7,825
Income from operations	755	923	2,207	2,697
Other income/(expense):
Dividend income from Progressive Beef	250	170	400	320
Interest income	6	20	35	52
Gain on sale of assets	-	2	1	7
Gain on FMV of bitcoin	345	-	345	-
Loss on foreign currency exchange	(1)	(1)	(5)	(7)
Other income/(expense), net	-	(3)	-	1
Interest expense	(1)	(2)	(4)	(5)
Income before income taxes	1,354	1,109	2,979	3,065
Income tax expense	393	333	859	913
Net income	$961	$776	$2,120	$2,152

Per share - net income:
Basic	$0.18	$0.14	$0.40	$0.39
Diluted	$0.18	$0.14	$0.40	$0.39

Weighted average number of common shares outstanding:
Basic	5,264	5,539	5,318	5,485
Diluted	5,281	5,597	5,334	5,548

Where Food Comes From, Inc.

Balance Sheets (Audited)

	December 31,	December 31,
(Amounts in thousands, except per share amounts)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$2,012	$2,641
Accounts receivable, net of allowance	1,826	2,128
Inventory	1,002	1,109
Prepaid expenses and other current assets	705	335
Total current assets	5,545	6,213
Property and equipment, net	737	844
Right-of-use assets, net	2,067	2,296
Equity investments	1,191	1,191
Intangible and other assets, net	1,810	2,187
Digital assets	654	116
Goodwill, net	2,946	2,946
Deferred tax assets, net	356	493
Total assets	$15,306	$16,286

Liabilities and Equity
Current liabilities:
Accounts payable	$468	$567
Accrued expenses and other current liabilities	611	615
Deferred revenue	1,748	1,485
Current portion of finance lease obligations	15	14
Current portion of operating lease obligations	337	298
Total current liabilities	3,179	2,979
Finance lease obligations, net of current portion	25	41
Operating lease obligation, net of current portion	2,169	2,447
Total liabilities	5,373	5,467

Commitments and contingencies

Equity:
Common stock	7	7
Additional paid-in-capital	11,381	12,290
Treasury stock	(13,462)	(11,219)
Retained earnings	12,007	9,741
Total equity	9,933	10,819
Total liabilities and stockholders’ equity	$15,306	$16,286